Exhibit 99(a)(1)(v)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

CreXus Investment Corp.
for
$13.00 Plus an Amount in Lieu of Dividends, Net Per Share
by

CXS Acquisition Corporation
a wholly-owned subsidiary of

Annaly Capital Management, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON TUESDAY, APRIL 16, 2013,
UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated March 18, 2013 (the “Offer to Purchase”) and the related Letter of Transmittal (The “Letter of Transmittal,” which, together with the Offer to Purchase, as they may be amended or supplemented, contain the terms of the Offer) in connection with the offer by CXS Acquisition Corporation (“Acquisition”), a Maryland corporation and a wholly-owned subsidiary of Annaly Capital Management, Inc. (“Annaly”), a Maryland corporation, to purchase all of the outstanding shares of common stock (“Common Stock”), par value $0.01 per share, of CreXus Investment Corp. (“CreXus”), a Maryland corporation, that Annaly does not already own for a purchase price per share of $13.00 plus a sum approximating a prorated portion of the dividend the tendering stockholder would have received with regard to the quarter during which the Offer expires (that price, or any higher per share price paid in the Offer, being the “Offer Price”), in cash net to the seller, but subject to any required withholding taxes. Also enclosed is CreXus’ Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of shares of Common Stock that we hold for your account. A tender of those shares can be made only by us as the holder of record and in accordance with your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender the shares that we hold for your account.

Please instruct us as to whether you wish us to tender in response to the Offer any or all of the CreXus Common Stock we are holding for your account.

Your attention is directed to the following:

1. The price paid in the Offer is the Offer Price per share in cash, without interest.

2. The Offer is being made for all outstanding shares of CreXus Common Stock that Annaly does not already own.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 30, 2013, by and among Annaly, Acquisition and CreXus (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer and also provides that following the purchase of the shares of Common Stock that are properly tendered in response to the Offer and not withdrawn, Acquisition will merge with and into CreXus (the “Merger”), with CreXus continuing as the surviving corporation, but becoming as a result of the Merger a wholly-owned subsidiary of Annaly. Each share of CreXus Common Stock that is outstanding immediately before the effective time of the Merger (other than shares owned by Annaly, Acquisition or CreXus) will, by virtue of the Merger, be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any applicable withholding taxes, as described in the Offer to Purchase. As a result of the Offer and the Merger, CreXus will cease to be a publicly traded company.

4. The Board of Directors of CreXus, acting in accordance with a unanimous recommendation by a special committee of that Board (the “Special Committee”) consisting entirely of directors who are independent and are not employed by or otherwise affiliated with Annaly or any of its subsidiaries (including Fixed Income Discount Advisory Company (“FIDAC”)) unanimously (with two directors who are employees of Annaly and FIDAC not present or voting) (i) determined that the Merger Agreement and the transactions contemplated by it are advisable and fair to and in the best interests of CreXus and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated by it, including the Offer and the Merger, and (iii) determined to recommend that CreXus’ stockholders (other than Annaly and FIDAC and its subsidiaries) tender their shares in response to the Offer and, if approval of CreXus’ stockholders is required in order to carry out the Merger, that the CreXus stockholders vote the shares they own in favor of approving the Merger.

5. The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on Tuesday, April 16, 2013, unless the Offer is extended by Acquisition (the date on which the Offer expires, as it may be extended, being the “Expiration Date”).

6. There is no financing condition to the Offer. One condition to the Offer is that at least 51% of the shares of Common Stock that are not owned immediately before the Expiration Time by Annaly or any of its subsidiaries, or by any officer or director of CreXus, Annaly or FIDAC, be properly tendered and not withdrawn (the “Majority Tender Condition”). The Majority Tender Condition cannot be waived, and therefore, unless it is satisfied, Acquisition will not purchase any shares that are tendered. There are also a number of other customary conditions to Acquisition’s obligation to purchase CreXus Common Stock is tendered in response to the Offer, but Acquisition has the right to waive any of those conditions. These conditions and the principal terms of the Offer are described in the Offer to Purchase.

7. Any stock transfer taxes applicable to the sale of Common Stock to Acquisition in response to the Offer will be paid by Acquisition, except as otherwise set forth in Instruction 6 to the Letter of Transmittal. However, you may be subject to backup withholding at the applicable statutory rate, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 10 to the Letter of Transmittal.

If you wish to have us tender any or all of your CreXus Common Stock, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your shares, we will tender all the shares of CreXus Common Stock we are holding for your account unless you specify on the instruction form that we should tender only a specified number of shares. Your instructions should be forwarded to us in ample time to permit us to tender shares on your behalf by the Expiration Date.

Payment for tendered shares will, in all cases, be made only after the shares are accepted by Acquisition for payment pursuant to the Offer and the timely receipt by American Stock Transfer & Trust Company (the “Depositary”) of (a) certificates for the tendered shares or timely confirmation of a book-entry transfer of these shares into the Depositary’s account at The Depositary Trust Company (a “Book-Entry Confirmation”), (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal.

Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for shares.

Acquisition is not aware of any jurisdiction in which the making of the Offer or the tender of Common Stock in response to the Offer would not be in compliance with applicable laws. If Acquisition becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Annaly and Acquisition will make a good faith effort to comply with that law. If, after a good faith effort, Acquisition cannot comply with any such law, Acquisition will not make the Offer to (and will not accept tenders from) holders of Common Stock who reside in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Acquisition by the Dealer Manager or another broker or dealer licensed under the laws of that jurisdiction.

Instructions Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

CreXus Investment Corp.
for
$13.00 Plus an Amount in Lieu of Dividends, Net Per Share
by

CXS Acquisition Corporation
a wholly-owned subsidiary of

Annaly Capital Management, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated March 18, 2013 (the “Offer to Purchase”) and related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase, contain the terms of the Offer) in connection with the offer by CXS Acquisition Corporation (“Acquisition”), a Maryland corporation and a wholly-owned subsidiary of Annaly Capital Management, Inc. (“Annaly”), a Maryland corporation, to purchase all of the outstanding shares of common stock (“Common Stock”), par value $0.01 per share, of CreXus Investment Corp. (“CreXus”), a Maryland corporation, that Annaly does not already own for a purchase price per share of $13.00 plus a sum approximating a prorated portion of the dividend the tendering stockholder would have received with regard to the quarter during which the Offer expires, in cash net to the seller, but subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

This is to instruct you to tender the number of shares of CreXus Common Stock indicated below (or if no number is indicated below, all the shares) that you are holding for the account of the undersigned, for purchase by Acquisition upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal that have been furnished to the undersigned.

The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of the surrender of any certificate representing shares of CreXus Common Stock submitted on behalf of the undersigned to American Stock Transfer & Trust Company (the “Depositary”) will be determined by Annaly in its sole and absolute discretion (provided that Annaly may delegate that power in whole or in part to the Depositary for the Offer).

Dated: March 18, 2013

Number of Shares to be Tendered:

Number of Shares* __________________	SIGN HERE

Dated ______________, 2013

Signature(s)

Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

* Unless otherwise indicated, it will be assumed that all shares held for the undersigned’s account are to be tendered.